EXHIBIT 11


                             SCHOLASTIC CORPORATION
                     STATEMENTS OF COMPUTATION OF NET INCOME
                         PER CLASS A, COMMON AND CLASS A
                       SHARE AND COMMON SHARE EQUIVALENTS
             (Amounts in millions except shares and per share data)


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                                                           Three Months Ended                    Six Months Ended
                                                      -----------------------------       ----------------------------
                                                      November 30,      November 30,     November 30 ,    November 30,
                                                         1997              1996             1997             1996
                                                        ------            ------           ------           ------
                                                               (Unaudited)                       (Unaudited)

Net income used for primary earnings per
   share                                              $     26.0        $     38.5        $     12.8       $     24.5
Net interest savings from assumed conversion
   of Convertible Subordinated Debentures                    0.9               0.8               1.7              1.7
                                                       ---------        ----------        ----------       ----------

Net income used for fully diluted earnings
   per share                                          $     26.9        $     39.3        $     14.5        $    26.2
                                                      ==========        ==========        ==========        =========

Primary:
Weighted average Class A and Common
   Shares outstanding                                       16.2              15.9              16.2             15.9
Common Share equivalents arising from
   outstanding options computed on the
   treasury stock method                                     0.2               0.4               0.0              0.3
                                                      ----------        ----------        ----------      -----------

Primary Class A , Common and Class A
   Share and Common Share Equivalents
   outstanding                                              16.4              16.3              16.2             16.2

Fully Diluted:
Additional dilutive effect of outstanding
   options computed on the treasury stock
   method                                                    0.0               0.0               0.1              0.1
Assumed conversion of Convertible
   Subordinated Debentures                                   1.4               1.5               1.5              1.5
                                                      ----------        ----------        ----------      -----------

Fully diluted Class A, Common and Class
   A Share and Common Share Equivalents
   outstanding                                              17.8              17.8              17.8             17.8
                                                      ==========        ==========        ==========      ===========

Primary earnings per share                            $     1.59        $     2.36        $     0.79      $      1.51

Fully diluted earnings per share                      $     1.51        $     2.21        $     0.79      $      1.47

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